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                                                                   Exhibit 10.37

                                                                  EXECUTION COPY

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                      THE EQUITABLE LIFE ASSURANCE SOCIETY
                              OF THE UNITED STATES,

                                     Seller,

                                       and

                      CPI-PHIPPS LIMITED LIABILITY COMPANY,

                                    Purchaser


                          ----------------------------
                           PURCHASE AND SALE AGREEMENT
                          ----------------------------


                                November 26, 1997


                                    Premises:

                         Phipps Plaza, Atlanta, Georgia

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                              PURCHASE AND SALE AGREEMENT ("Agreement") made
                        this 26th day of November 1997 by and between THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES, a New York corporation with an office at 1290 Avenue of the Americas, New York, New York 10104 ("Equitable" or "Seller"), as Seller, and CPI-PHIPPS LIMITED LIABILITY COMPANY, a Delaware limited liability company with an office at 305 East 47th Street, New York, New York 10017 ("Purchaser"), as Purchaser.

                              W I T N E S S E T H :

            WHEREAS Equitable is owner in fee (other than the improvements operated by Saks Fifth Avenue (the "Saks Fifth Avenue Store")) of Phipps Plaza, a regional shopping mall located in Atlanta, Georgia, which is more particularly described in and is the subject of this Agreement.

            WHEREAS Equitable desires to sell such shopping mall to Purchaser, and Purchaser desires to purchase such shopping mall from Equitable, subject to and upon all of the terms, covenants and conditions of this Agreement.

            NOW, THEREFORE, in consideration of the premises and the mutual undertakings in this Agreement, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

            SECTION 1.01. Definitions. Wherever used in this Agreement, the following terms shall have the meanings set forth in this Article I unless the context of this Agreement clearly requires another interpretation:

            "Adjustment Point" shall have the meaning set forth in Article VI.

            "Anchor" shall mean Saks Fifth Avenue, Lord & Taylor, Parisian and any other Tenant leasing an aggregate amount of space in the Mall in excess of 50,000 square feet of gross leasable area.
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            "Appurtenances" shall mean all right, title and interest, if any, of
Equitable in and to the following: (a) all land lying in the bed of any street, highway, road or avenue, open or proposed, public or private, in front of or adjoining the Land, to the center line thereof; (b) all rights of way, highways, public places, easements, appendages, appurtenances, sidewalks, alleys, strips and gores of land adjoining or appurtenant to the Land which are now or hereafter used in connection with the Mall; (c) all awards to be made in lieu of any of the foregoing, or for damages to the Land by reason of the change of grade of any street, highway, road or avenue; and (d) all easements, rights and privileges benefiting the Land but excluding the Development Impact Fee Credits.

            "Bill of Sale" shall mean the bill of sale to the Personal Property and the Intangible Personal Property to be delivered at the Closing as provided in Section 7.01(b).

            "Broker" shall have the meaning set forth in Section 15.01.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which national banking institutions in New York City are authorized or required to close.

            "Closing" shall mean the closing of the sale of the Mall by Equitable to Purchaser provided for in Article V.

            "Closing Date" shall have the meaning specified in Section 5.01.

            "Deed" shall have the meaning set forth in Section 7.01(a).

            "Deposit" shall have the meaning set forth in Section 3.01(a).

            "Development Impact Fee Credits" shall mean those development impact fee credits held by Equitable with respect to system or other improvements in the vicinity of the Mall.

            "Entitlements" shall mean all permits, zoning and/or land use classifications and rights, site plan approvals, ordinances adopted with respect to the Mall and adjoining properties, variances, certificates of occupancy or other rights or entitlements relevant to the operation and future expansion of the Mall, including any thereof
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relating to the streets, roads, utility services, water, sewage and all other infrastructures necessary for the operation by Purchaser of the Mall.

            "Equitable's Copy" or "Equitable's Copies" shall mean Equitable's executed counterpart of the instrument in question or, if an executed counterpart is not in Equitable's or the Managing Agent's possession, such conformed or photostatic copies as may be in Equitable's or the Managing Agent's possession, each of which shall be certified by Equitable or the Managing Agent as being true and complete.

            "ERE" shall mean ERE Yarmouth, the name under which Equitable Real Estate Investment Management, Inc. now transacts business.

            "Escrow Agent" shall have the meaning set forth in Section 3.02(a).

            "Excepted Items" shall mean (i) all items of personal property owned by Tenants, subtenants, independent contractors, business invitees or utilities;
(ii) all items of personal property not owned but leased by Equitable as identified on Exhibit B annexed hereto; (iii) all cash on hand, checks, money orders, prepaid postage in postage meters and subject to Article VI, accounts receivable; (iv) the Agreement Regarding Special Public Interest District 12 (and the affected area) Development Goals dated as of July 8, 1997 between Equitable and Buckhead Forest Civic Association, Inc. and (v) the Development Impact Fee Credits.

            "Exhibits" shall mean the exhibits attached to this Agreement (or such other documents which are referred to in this Agreement as Exhibits and are initialed for identification by the parties hereto), each of which shall be deemed to form part of this Agreement whether or not so stated in this Agreement. In the case of Exhibits D and G, the term "Exhibits" shall mean such Exhibits as supplemented in accordance with Article VII.

            "Governmental Authorities" shall mean all agencies, bureaus, departments and officials of Federal, state, county, municipal and local governments and public authorities having jurisdiction over the Mall or any part thereof.

            "Impositions" shall mean all real estate and personal property taxes, general and special assessments, water and sewer charges, license fees and other fees and
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charges assessed or imposed by Governmental Authorities upon the Property, the
Intangible Personal Property and/or the Personal Property.

            "Improvements" shall mean all buildings, facilities, equipment, structures and improvements now located or hereafter erected on the Land, and all fixtures constituting a part thereof, other than the Saks Fifth Avenue Store, which is not owned by Seller.

            "Income" shall have the meaning set forth in Section 3.02(a).

            "Intangible Personal Property" shall mean all right, title and interest of Equitable in and to all telephone numbers listed after the name of the Mall, all names, trade names, designations, logos and service marks, and the appurtenant good will, used in connection with operation of the Mall (other than the names or variations thereof of Equitable, the Managing Agent and Tenants), agreements to operate for specific periods, radius restriction agreements and similar agreements made by Tenants and Anchors, whether in their Leases or in separate agreements, and all similar items of intangible personal property owned by Equitable and utilized solely in connection with the operation of the Mall (excluding Excepted Items).

            "knowledge" or "notice" when used in respect of Equitable shall mean, without independent investigation other than inquiry of the Managing Agent of the Mall, the actual knowledge or written notice received by any of Dexter Warrior, Gene Conway and Michael McNamara.

            "Land" shall mean the following: all those certain lots, pieces or parcels of land situate, lying and being in the County of Fulton, State of Georgia, more particularly described in Exhibit A annexed hereto and made a part hereof.

            "Leases" shall mean all ground leases, leases, licenses, concessions and other forms of agreement, written or oral, however denominated, wherein Equitable (as a party named therein or the successor thereto) grants to any party or parties, other than the Managing Agent, the right of use or occupancy of any portion of the Mall or land comprising a part thereof, and all renewals, modifications, amendments, guaranties and other agreements affecting the same, the documents comprising which as at the date set forth in Exhibit G are listed in said Exhibit.
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            "Leasing Costs" shall have the meaning set forth in Section 6.02.

            "Legal Requirements" shall mean all statutes, laws, ordinances, rules, regulations, executive orders and requirements of all Governmental Authorities which are applicable to the Mall or any part thereof or the use or manner of use thereof, or to the owners, Tenants or occupants thereof in connection with such ownership, occupancy or use.

            "Mall" or "Phipps Plaza" shall mean the Land, the Appurtenances, the Improvements, the Personal Property, the Intangible Personal Property, the Leases and the Other Agreements.

            "Management Agreement" shall mean the agreement, as amended, for the management and leasing of the Mall.

            "Managing Agent" shall mean the manager at the time under the Managing Agreement for the Mall.

            "Master Mall/Office Tract" shall mean that certain tract or parcel of land described on Exhibit A annexed hereto.

            "Master Phipps Tract" shall mean the approximately 37.5 acre tract of land on which the Mall is located.

            "New Lease Notice" shall have the meaning specified in Section
13.04.

            "Other Agreements" shall mean all contracts, agreements and documents pertaining to the Mall to which Equitable or its predecessor in interest is a party and by which Equitable is bound, other than the Management Agreement and the Leases, and including without limitation, all service contracts, operating agreements, reciprocal easement agreements, the agreements contemplated by Sections 11.06 and 11.07, construction contracts, leases of personal property, utility agreements and Entitlements, the documents comprising which are listed in Exhibit D; provided, however, that "Other Agreements" shall specifically exclude the Agreement Regarding Special Public Interest District 12 (and the affected area) Development Goals dated as of July 8, 1997 between Equitable and Buckhead Forest Civic Association, Inc.

            "Permitted Encumbrances" shall have the meaning set forth in Article IV.
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            "Personal Property" shall mean all apparatus, machinery, devices, appurtenances, equipment, furniture, furnishings, seasonal decorations and other items of personal property (other than Intangible Personal Property and the Excepted Items) owned by Equitable and located at and used in connection with the ownership operation or maintenance of the Mall, and shall include the items listed in Exhibit B.

            "Property" shall mean the Land and the Improvements.

            "Purchase Price" shall have the meaning set forth in Section 3.01.

            "Recording Office" shall mean the appropriate office or offices in the State of Georgia for the recording or filing of the documents to be delivered at Closing which are to be recorded or filed therein in order to give notice of the sale of the Mall to third parties.

            "Rents" shall mean all fixed, minimum, additional, percentage, overage and escalation rents, common area and/or mall maintenance charges, advertising and promotional charges, insurance charges, rubbish removal charges, sprinkler charges, shoppers aid charges, water charges, utility charges, HVAC charges and other amounts payable under the Leases.

            "Tenants" shall mean the tenants, licensees, concessionaires or other users or occupants under Leases.

            "Title Company" shall mean First American Title Insurance Company.

            "Violations" shall mean violations of Legal Requirements existing with respect to the Mall.

                                   ARTICLE II

                     Agreement To Sell and Purchase the Mall

            Upon and subject to the terms and conditions of this Agreement, Equitable agrees to sell and convey all of Equitable's right, title and interest in and to the Mall to Purchaser and Purchaser agrees to purchase all of Equitable's right, title and interest in and to the Mall from Equitable. Equitable shall convey and Purchaser shall accept fee simple title to the Land and Improvements in
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accordance with the terms of this Agreement, subject only to the Permitted
Encumbrances.

                                   ARTICLE III

                                 Purchase Price

            SECTION 3.01. Purchase Price. The purchase price (the "Purchase Price") for the Mall is One Hundred Eighty-eight Million Five Hundred Thousand and no/100 Dollars ($188,500,000.00), and shall be payable as follows:

            (a) One Million Nine Hundred Thousand and no/100 Dollars ($1,900,000) (the "Deposit") shall be paid by Purchaser to Escrow Agent within one (1) Business Day after the date of this Agreement, such payment to be made by wire transfer of immediately available federal funds to an account to be designated by Escrow Agent.

            (b) The balance of the Purchase Price, plus or minus adjustments and credits provided for in Article VI and any other applicable provisions of this Agreement, shall be paid by Purchaser to Equitable prior to 2:00 p.m. Eastern Standard Time on the Closing Date by wire transfer of immediately available federal funds to an account designated by Equitable.

            SECTION 3.02. Escrow Provisions. (a) The Title Company (referred to in this Section and sometimes in other sections hereof as "Escrow Agent") shall hold the Deposit in escrow in an interest-bearing bank account at The Chase Manhattan Bank or in such other type or types of investments as may be agreed to in writing by Equitable and Purchaser, until the Closing or such other time as is specified herein, and shall pay over or apply the Deposit in accordance with the terms of this Section 3.02. All interest or other income earned on the Deposit (the "Income") shall be paid to or applied for the benefit of Purchaser unless the Deposit is to be paid to Equitable as provided in Section 16.01, in which case the Income shall be paid to Equitable. The party that receives the Income or the benefit thereof shall be responsible for paying any income taxes thereon. The tax identification numbers of the parties hereto shall be furnished to Escrow Agent upon request.

            (b) If the Closing occurs, the Deposit shall be paid to Equitable and credited against the Purchase Price and the Income shall be paid to or at the direction of Purchaser. If this Agreement is terminated pursuant to Section 16.01, the Deposit and the Income shall be paid to
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Equitable as liquidated damages. If the Closing does not occur for any reason other than termination pursuant to Section 16.01, then the Deposit and the Income shall be paid to Purchaser.

            (c) Escrow Agent shall not be required to make any disposition of the Deposit and the Income unless (i) Escrow Agent is directed to do so in writing by Equitable and Purchaser or (ii) Escrow Agent is directed to do so in writing by the party which claims to be entitled to receive the Deposit and the Income and the other party does not object to such disposition within ten (10) days after the giving of notice by Escrow Agent to such other party of such direction or (iii) Escrow Agent is directed to do so by a final order or judgment of a court as hereinafter provided. The notice given by Escrow Agent pursuant to clause (ii) above shall state in capital letters that failure of the addressee to object to the disposition of the Deposit described in such notice within ten (10) days after the giving thereof shall constitute a waiver of the addressee's right to contest or object to such disposition. In the event that any dispute shall arise with respect to the entitlement of either party to the Deposit and the Income, Escrow Agent shall continue to hold the Deposit and the Income until otherwise directed by written instruction from Equitable and Purchaser or a final order or judgment of a court of competent jurisdiction entered in an action or proceeding to which Escrow Agent is a party. In addition, in the event of any such dispute, Escrow Agent shall have the right at any time to commence an action in interpleader and to deposit the Deposit and the Income with the clerk of a court of appropriate jurisdiction in the State of New York. Upon the commencement of such action and the making of such deposit, Escrow Agent shall be released and discharged from and of all further obligations and responsibilities hereunder. For the purposes of this Section 3.02(c), no dispute shall be deemed to exist as to the entitlement of either party to the Deposit and Income if the party receiving notice from Escrow Agent pursuant to clause (ii) of this Section 3.02(c) objects to disposition of the Deposit and Income provided for in such notice more than ten (10) days after the giving of such notice by Escrow Agent.

            (d) The parties hereto acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that with respect to the Deposit and the Income, Escrow Agent shall not be deemed to be the agent of either of the parties hereto and that Escrow Agent shall not be liable to either of the parties hereto for any act or omission on its part unless taken or suffered in bad faith,
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in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent. Escrow Agent may act upon any instrument or other writing and upon signatures believed by it to be genuine, without any duty of independent verification. Escrow Agent shall not be bound by any modification of this Agreement unless the same is in writing and signed by the parties hereto and a counterpart thereof is delivered to Escrow Agent and, if Escrow Agent's duties, rights or liabilities hereunder are affected, unless Escrow Agent shall have given its prior consent thereto in writing. Escrow Agent shall not be required or obligated to determine any questions of law or fact. The parties hereto shall jointly and severally indemnify and hold harmless Escrow Agent from and against all costs, claims and expenses, including reasonable attorneys' fees and litigation costs, incurred by Escrow Agent in connection with the performance of its duties under this Section 3.02 (including, without limitation, in an interpleader action or other litigation regarding the disposition of the Deposit and the Income), except with respect to acts or omissions taken or suffered by Escrow Agent in bad faith, in willful disregard of this Agreement or involving gross negligence on the part of Escrow Agent.

            (e) Escrow Agent shall have no liability for the selection of any particular account or investment made by the parties hereto, for fluctuations in the value of said account or investment, for the amount of Income earned on said account or investment or for any loss incurred in connection therewith.

            (f) Escrow Agent has acknowledged its agreement to the provisions of this Section 3.02 by signing this Agreement, and Escrow Agent has executed this Agreement solely for such purpose.

            (g) References in succeeding provisions of this Agreement to the Deposit shall be deemed to be references both to the Deposit and the Income.

                                   ARTICLE IV

                             Permitted Encumbrances

            The Mall is sold and shall be conveyed subject to the following matters ("Permitted Encumbrances"):

            (a) the matters set forth in Exhibit E annexed hereto and made a part hereof;
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            (b) liens for Impositions which are not due and payable as of the
      Closing Date or which are apportioned in accordance with Article VI;

            (c) liens for Impositions which are paid directly by Tenants in occupancy on the Closing Date to the entity imposing same;

            (d) zoning, sub-division, environmental, building and all other Legal Requirements applicable to the ownership, use or development of or the right to maintain or operate the Mall, or have space therein used and occupied by Tenants, presently existing or enacted prior to the Closing;

            (e) all Leases listed on Exhibit G annexed hereto, any extensions or renewals of such Leases pursuant to options contained therein and any extensions, renewals or amendments of such Leases or additional or substituted Leases made between the date hereof and the Closing Date in accordance with the provisions of Section 13.03 and/or Section 13.04, as applicable;

            (f) mechanics' liens against any Tenants in occupancy under Leases which are in full force and effect on the Closing Date and which obligate the Tenants thereunder to remove and discharge such liens at their expense;

            (g) the Other Agreements listed on Exhibit D, as the same may be modified, terminated, renewed or additional Other Agreements entered into in compliance with the provisions of Article XIII; and

            (h) all other matters affecting title to the Mall which are hereafter (A) approved in writing by Purchaser or deemed approved by Purchaser in accordance with the terms of this Agreement or (B) waived by Purchaser as provided in Article XIV.

                                    ARTICLE V

                                   The Closing

            SECTION 5.01. Closing Date. The Closing shall be held at 10:00 a.m. on December 12, 1997 (as the same may be adjourned or advanced pursuant to the terms of this Agreement, the "Closing Date"), at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the
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Americas, New York, New York 10019. Time shall be of the essence with respect to the Closing Date, subject to the following: (i) Purchaser shall have the right to adjourn the Closing Date one or more times for an aggregate of not more than thirty (30) days; (ii) Equitable shall have the right to adjourn the Closing
Date one or more times for an aggregate of not more than thirty (30) days to cure exceptions to title, obtain estoppel letters or satisfy other closing conditions; and (iii) such other extensions as are expressly provided for in this Agreement. If either party elects to adjourn the Closing Date pursuant to this Section 5.01, it shall do so on notice to the other given on or before the Closing Date, as the same may have been previously adjourned.

            SECTION 5.02. Actions at Closing. At the Closing, the parties shall deliver and accept the documents and instruments and take all other action required of them pursuant to this Agreement.

                                   ARTICLE VI

                                 Apportionments

            At the Closing (except where a later date is specifically provided for in this Article), the parties hereto shall adjust the items set forth below as of 11:59 p.m. on the day preceding the Closing Date (the "Adjustment Point"), and the net amount thereof shall be paid by Purchaser to Equitable, or credited by Equitable to Purchaser, as the case may be, at the Closing.

            SECTION 6.01. Rents. Rents shall be apportioned as and when collected. Any Rents collected by Purchaser (which, for purposes of this Section 6.01, shall include Rents collected by the Managing Agent or other agent acting for Purchaser) subsequent to the Closing (whether due and payable prior to or subsequent to the Adjustment Point) shall be adjusted as of the Adjustment Point, and any portion thereof properly allocable to periods prior to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be paid by Purchaser to Equitable promptly after the collection thereof by Purchaser, but subject to the further provisions of this Section 6.01 in the case of Rents due prior to the Adjustment Point. If prior to the Closing Equitable shall have collected, or if subsequent to the Closing Equitable shall collect, any Rents (which, for the purposes of this Section 6.01, shall include Rents collected by the Managing Agent or other agent acting for Equitable) which are
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properly allocable in whole or in part to periods subsequent to the Adjustment
Point, the portion thereof so allocable to periods subsequent to the Adjustment Point, net of costs of collection properly allocable thereto, if any, shall be credited to Purchaser by Equitable at the Closing or, if collected after the Closing, promptly remitted by Equitable to Purchaser. As used in this Section
6.01 the term "costs of collection" shall mean and include reasonable attorneys' fees and other costs incurred by Purchaser or Equitable in collecting any Rents, but shall not include (1) the regular fees payable to any property manager for the Mall or (2) the payroll costs of any employees of Equitable, Purchaser or its or their affiliates or agents or any other internal costs or overhead of Equitable or Purchaser.

            (a) One week prior to the Closing Equitable shall deliver to Purchaser (i) a list of all Tenants that are delinquent in payment of Rents as at the Adjustment Point, which list shall set forth the amount of each such delinquency, the period to which each such delinquency relates and the nature of the amount due, itemizing separately fixed monthly rent, escalation charges or reimbursements, common area maintenance, electric charges, charges for tenant services, charges for overtime services, percentage rent and other charges, if any, and (ii) a list of each Tenant that paid percentage or overage rent based on sales or gross income during the fiscal year in which the Closing Date occurs and the amount so paid by each such Tenant through the Adjustment Point. All amounts collected by Purchaser from each delinquent Tenant within 30 days after the Closing, net of costs of collection, if any, shall be deemed to be in payment of Rents (or the specific components of Rents) for the month in which the Closing occurs, next in payment of Rents (or the specific components of Rents) then due on account of any month after the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on such list. All amounts collected by Purchaser from each delinquent Tenant more than 30 days after the Closing, net of costs of collection, if any, shall be deemed to be in payment of Rents (or the specific components of Rents) then due on account of each month after the month in which the Closing occurs, next in payment of Rents (or the specific components of Rents) due for the month in which the Closing occurs and finally in payment of delinquent Rents (or the specific components of Rents) which are in arrears as of the first day of the month in which the Closing occurs, as set forth on the aforesaid list. Any amounts collected by Purchaser from each delinquent Tenant which, in accordance with the preceding
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two sentences, are allocable to the month in which the Closing occurs (as adjusted as of the Adjustment Point) or any prior month, net of costs of collection properly allocable thereto, if any, shall be paid promptly by Purchaser to Equitable.

            (b) Purchaser shall use commercially reasonable efforts to bill and collect any delinquencies set forth on the list delivered by Equitable pursuant to Section 6.01(a) for a period of one (1) year after the Closing and the amount thereof, as, when and to the extent collected by Purchaser, shall, if due to Equitable pursuant to the provisions of Section 6.01(a), be paid by Purchaser to Equitable, net of costs of collection, if any, properly allocable thereto, promptly after the collection thereof by Purchaser. In no event shall Purchaser be obligated to institute any actions or proceedings or to seek the eviction of any Tenant in order to collect any such delinquencies.

            (c) Following the Closing, Purchaser shall submit or cause to be submitted to Equitable, within 30 days after the end of each calendar quarter up to and including the calendar quarter ending on December 31, 1998, but only so long as any delinquencies shall be owed to Equitable, a statement which sets forth all collections made by Purchaser from the Tenants which owe such delinquencies through the end of such calendar quarter. Equitable shall have the right from time to time following the Closing until 90 days after receipt by Equitable of the last quarterly statement required hereunder, at Equitable's expense, to examine and audit so much of the books and records of Purchaser as relate to such delinquencies in order to verify the collections reported by Purchaser in such quarterly statements.

            (d) Nothing contained in this Section 6.01 shall be deemed to prohibit Equitable, at its own expense, from instituting any actions or proceedings in its own name against any Tenant after the Closing in order to collect the amount of any delinquencies due in whole or in part to Equitable from such Tenant; provided, however, that in no event shall Equitable be entitled in any such action or proceeding to seek to evict any Tenant or to recover possession of its space. Purchaser agrees that prior to January 1, 1999, it will not waive or settle any delinquency owed in whole or in part to Equitable without the prior written consent of Equitable, which consent may be granted or withheld in Equitable's sole discretion. From and after January 1, 1999, Purchaser may waive or settle any delinquency (other than any delinquency as to which Equitable is conducting a litigation as of January 1, 1999)
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owed in whole or in part to Equitable without the prior written consent of
Equitable.

            (e) With respect to that portion of the Rents which constitute percentage or overage rents, or other amounts payable by Tenants based upon the sales or gross receipts of such entities, the following shall apply: (i) at the Closing and/or, in the case of percentage or overage rents which are in arrears or are payable in other than monthly installments, subsequent to the Closing, percentage or overage rents shall be apportioned as provided in the other subsections of this Section 6.01 in the case of Rents generally; and (ii) following the end of the fiscal year on account of which such percentage or overage rents are payable by each Tenant and receipt by Purchaser of any final payment on account thereof due from such Tenant (including, without limitation, any amount due as a result of an audit conducted by Equitable or Purchaser), Purchaser shall pay to Equitable, net of costs of collection and audit, if any, the excess, if any, of (x) the amount of percentage or overage rents paid by such Tenant on account of such entire fiscal year multiplied by a fraction, the numerator of which is the number of months (including any fraction of a month expressed as a fraction) of such fiscal year prior to the Adjustment Point and the denominator of which is 12 or such lesser number of months (including any fraction of a month expressed as a fraction) as may have elapsed in such fiscal year prior to the expiration of the Lease in question over (y) all amounts theretofore received by Equitable on account of the percentage or overage rents in question for such fiscal year. If in any case the amount provided for in (y) above exceeds the amount provided for in (x) above, Equitable shall pay the amount of such excess to Purchaser upon demand. If on the Closing Date Equitable shall be conducting any audits of payments of percentage or overage rents previously made by Tenants for fiscal years prior to the ones in effect on the Closing Date, Equitable shall have the right to continue all such audits until completion thereof and to collect and retain any amounts payable by reason thereof and in addition, Equitable shall have the right to initiate any such audit within one year subsequent to the Closing. A schedule of all such audits in progress at the date hereof is annexed hereto as Exhibit S. In addition, Equitable shall have until December 31, 1998, to commence any audit of payments of percentage or overage rents previously made by Tenants for the 1997 calendar year or fiscal year ending January 31, 1998, and Equitable shall have the right to continue all such audits until completion thereof and to collect and retain any amounts payable by reason thereof.

            (f) With respect to that portion of Rents which are payable on an annual, semi-annual or other non-monthly basis, Purchaser shall use commercially reasonable efforts to bill and collect all such payments which become due after the Closing, which payments, to the extent allocable to periods prior to the Adjustment Period, shall be paid by Purchaser to Equitable promptly after receipt thereof, subject to costs of collection, if any, properly allocable thereto. With respect to that portion of Rents that are attributable to payment of expenses such as common area/mall maintenance charges, merchants' or other association charges or advertising and promotional charges, such Rents shall be apportioned based upon which party paid or will pay the correlating expenses for the relevant period. With respect to that portion of Rents which are billed on an index-based formula or on an estimated basis during the fiscal or other period for which paid, at the end of such fiscal or other period Purchaser shall determine whether the items in question have been overbilled or underbilled. If Purchaser determines that there has been an overbilling and an overbilled amount has been received, Equitable shall, promptly after request by Purchaser, pay to Purchaser the portion of such overbilled amount which is allocable (as provided for such Rent in this Section 6.01) to the period prior to the Adjustment Point, and promptly thereafter Purchaser shall reimburse the entire overbilled amount to the Tenants which paid the same. If Purchaser determines that there has been an underbilling, the additional amount shall be billed by Purchaser to the Tenants, and any amount received by Purchaser, net of costs of collection, if any, to the extent allocable (as provided for such Rent in this Section 6.01) to periods prior to the Adjustment Point shall promptly be paid by Purchaser to Equitable.

            (g) Notwithstanding anything to the contrary set forth in this
Section 6.01, Equitable shall be entitled to receive, and Purchaser shall pay to Equitable promptly after the receipt thereof, net of costs of collection, if any, properly allocable thereto, (i) all amounts payable by Tenants on account of Impositions which, pursuant to the terms of Section 6.03(a), it is Equitable's obligation to pay and discharge, which amounts shall be apportioned between Equitable and Purchaser in the same manner as the Impositions to which they relate and (ii) all amounts payable by Tenants on account of utilities which, pursuant to the terms of Sections 6.03(b) and/or 6.03(c), it is Equitable's obligation to pay and discharge, which amounts shall be apportioned between Equitable and Purchaser in the same manner as the utilities to which they relate.

            (h) Any advance rental deposits or payments held by Equitable on the Closing Date and applicable to periods of time subsequent to the Adjustment Point, and any security deposits held by Equitable on the Closing Date, together with interest thereon, if any, which under the terms of the applicable Leases, is payable to the Tenants thereunder, shall be paid or credited to Purchaser at the Closing.

            SECTION 6.02. Leasing Costs. Equitable shall pay and indemnify Purchaser in respect of all leasing commissions, costs of tenant alterations and improvements performed or to be performed for Tenants at the expense of the landlord thereof (or allowances payable by the landlord in lieu thereof), moving and other allowances and inducements, if any, and fees and disbursements of architects, engineers and attorneys (collectively, "Leasing Costs") in respect of (i) all Leases executed by or on behalf of all parties thereto prior to the date of this Agreement other than any actual or proposed Lease identified on Exhibit N and any Lease approved by Purchaser in accordance with Article XIII,
(ii) any renewal of any Lease executed by all parties thereto prior to the date of this Agreement and not resulting from the exercise of any extension option by the Tenant thereunder and (iii) any amendment to a lease increasing the space demised thereby executed by all parties thereto prior to the date of this Agreement. Purchaser shall and hereby does assume and agree to pay and indemnify Equitable in respect of all Leasing Costs payable in respect of Leases, renewals and amendments of the nature described in clauses (i), (ii) and (iii) above with respect to the actual or proposed Lease identified on Exhibit N and any Lease approved by Purchaser in accordance with Article XIII. If any Leasing Costs shall be paid by Equitable prior to the Closing, which, in accordance with this
Section 6.02, it is Purchaser's obligation to pay, Purchaser shall reimburse Equitable for the documented amount thereof at the Closing. Purchaser shall receive credit at Closing for unpaid Leasing Costs that are Equitable's obligation to pay to the extent such unpaid Leasing Costs can be identified at Closing.

            SECTION 6.03. Additional Items. At the Closing, the following additional items shall be apportioned between the parties hereto as of the Adjustment Point, with Equitable to be obligated for or entitled to amounts apportioned to the period through the Adjustment Point and Purchaser to be obligated for or entitled to amounts apportioned to the period following the Adjustment Point:

            (a) Impositions payable by Equitable in respect of the Mall for the calendar year 1997. In the case of special assessments payable in installments, the installment for the fiscal year in which the Closing Date occurs shall be apportioned as of the Adjustment Point and Purchaser shall be responsible for paying all subsequent installments thereof. If any Tenant in occupancy at the Closing Date is obligated to pay any Impositions directly to the applicable taxing authority, such Impositions shall not be apportioned. Any refund obtained by either Equitable or Purchaser for real estate taxes for which an apportionment is made pursuant to this Section 6.03(a), net of the costs of obtaining such refund and the amount thereof payable to Tenants, shall be apportioned as of the Adjustment Point.

            (b) Water and sewer charges, if any, payable by Equitable on the basis of the periods for which the same are payable. If there are water meters at the Mall, Equitable shall furnish readings to date not more than thirty (30) days prior to the Closing Date, and the unfixed meter charges and the unfixed sewer charges, if any, based thereon for the intervening time shall be apportioned on the basis of such last readings. Any water and sewer charges payable by Tenants in occupancy on the Closing Date directly to the entity or the entities furnishing such services shall not be apportioned.

            (c) Utilities and fuel payable by Equitable, including without limitation electricity and gas. Equitable shall endeavor to have the meters for such utilities read the day on which the Adjustment Period occurs and will pay the bills rendered to it on the basis of such readings. If Equitable does not obtain such a meter reading with respect to any such utility, the adjustment therefor shall be made on the basis of the most recently issued bills therefore which are based on meter readings not earlier than thirty (30) days prior to the Adjustment Point. Equitable will receive a credit in the full amount of any cash security deposits held by any utility companies (with interest thereon, if any, in the amount accrued on such security deposits), and shall assign to Purchaser at the Closing all of Equitable's right, title and interest in and to such security deposits. Purchaser will make its own arrangements for any security bonds required by any utility companies within 60 days following the Closing Date, and Equitable will thereafter cancel any bonds previously furnished. If fuel oil, propane or other fuel is used at the Mall, Equitable shall deliver to Purchaser at the Closing statements of the suppliers of such fuel dated within three days of the Adjustment Point setting forth the quantity of fuel on hand and the cost paid by Equitable therefor, and Purchaser shall pay to Equitable at the Closing the cost of such fuel (including taxes thereon, if any) as shown on such statements. Charges for any utilities payable by Tenants in occupancy on the Closing Date directly to the utility companies furnishing the same shall not be apportioned.

            (d) Charges payable by Equitable under the Other Agreements.

            (e) Ancillary income receivable by Equitable in connection with the licensing of the name of the Mall to third parties, the furnishing of utilities from the Mall to third parties, the leasing of kiosks, antennae, baby strollers and other items and the like.

            (f) Contributions payable by Equitable to merchants' and other associations, and to promotional activities at the Mall.

            (g) Any other items of income or expense of the Mall which, in accordance with generally accepted business practices, should be apportioned between Equitable and Purchaser.

            SECTION 6.04. Adjustment Statement. Equitable will deliver to Purchaser prior to the Closing a copy of proposed adjustment statement showing all adjustments to be made at the Closing. The parties shall then endeavor to agree upon such statement or any modification thereof so that it or such modification can be executed by them at the Closing. To the extent that there is an error or omission in any of the adjustments made pursuant to such statement and the same is discovered following the Closing, the parties agree to rectify the same as promptly as possible following such discovery.

            SECTION 6.05. Survival. The provisions of this Article VI shall survive the Closing.

                                   ARTICLE VII

                    Documents To Be Delivered at the Closing

            SECTION 7.01. Equitable's Deliveries. At or prior to the Closing, Equitable will deliver or cause to be delivered to Purchaser each of the instruments and documents listed in this Section 7.01, executed and acknowledged where appropriate by Equitable and/or the other party or parties thereto, but none of such instruments and documents shall be deemed delivered or any other action taken until all Closing deliveries and actions are complete:

            (a) A limited warranty deed (the "Deed") with respect to the Property, in proper statutory form for recording, conveying the Property from Equitable to Purchaser, subject to Permitted Encumbrances.

            (b) A bill of sale transferring the Personal Property to Purchaser, which bill of sale shall contain no warranties, express or implied, by Equitable except that Equitable owns the Personal Property and the Intangible Personal Property transferred thereby, free and clear of all liens or encumbrances except for Permitted Encumbrances.

            (c) An assignment by Equitable to Purchaser, in the form annexed hereto as Exhibit J, of all of the landlord's right, title and interest in, to and under all the Leases, and in and to all security deposits and any interest thereon which, under the terms of the applicable Leases, is payable to the Tenants thereunder.

            (d) An assignment by Equitable to Purchaser, in the form annexed hereto as Exhibit K, of all of the owner's right, title and interest in, to and under all Other Agreements.

            (e) A "General Assignment" by Equitable to Purchaser, in the form annexed hereto as Exhibit L, of all of Equitable's right, title and interest in and to the following, if any: (i) all warranties and guarantees of manufacturers, suppliers and contractors, to the extent the same are assignable,
(ii) all permits of Governmental Authorities, and licenses and approvals of private utilities and others, required for or necessary to the operation and maintenance of the Mall, to the extent the same are assignable and relate to the Mall, (iii) all cash security deposits held by any utility with respect to the Mall (plus the interest accrued thereon, if any), (iv) the Intangible Personal Property and all names, trade names, trademarks, service marks and logos (and all good will associated therewith) by which the Mall or any part thereof may be known or which may be used in connection therewith, together with all registrations, if any, for the same and other intangible property relating thereto, and all telephone numbers and listings employed in connection with the Mall, (v) all site plans, surveys, plans or specifications and floor plans relating to the Mall, (vi) all traffic pattern and similar studies, all architectural and engineering plans (whether "as built" or design), including, without limitation, any such plans relating to any proposed expansion or renovation, and any feasibility or marketing studies prepared by third parties for Equitable or any affiliate of Equitable, (vii) all catalogues, booklets, manuals, files, logs, records, correspondence, tenant lists, tenant prospect lists, tenant histories, tenant files, brochures and materials, advertisements and other similar intangible property directly relating to the Mall or any part thereof and, if necessary, separate assignments in proper form relating to items in clause (iv) and (viii) all agreements to operate for specific periods, radius restriction agreements and similar agreements made by the tenants and anchor stores operating at or in connection with the Premises.

            (f) The estoppel letters provided for in Article XVII.

            (g) Consents from third parties, if any, as indicated on Exhibit D annexed hereto, which are required to the assignment of any material Other Agreement, dated within 45 days prior to the Closing Date.

            (h) Equitable's Copies of the Leases.

            (i) Equitable's Copies of the Other Agreements.

            (j) An executed copy of an agreement between Equitable and the Managing Agent terminating its Management Agreement as of the Closing Date.

            (k) Notices to Tenants notifying each of them of the sale of the Mall to Purchaser as of the Closing Date, in a form reasonably satisfactory to Purchaser.

            (l) A supplement to the schedule of Leases annexed hereto as Exhibit G which shows all Leases terminated and/or amended and all new Leases entered into between the date of Exhibit G annexed hereto and the Closing Date, together with Equitable's Copy of each such new Lease or amendment to an existing Lease.

            (m) The list provided for in Section 6.01(a).

            (n) A supplement to the schedule of Other Agreements annexed hereto as Exhibit D, showing all Other Agreements terminated and/or amended and all new Other Agreements entered into between the date of Exhibit D annexed hereto and the Closing Date, together with Equitable's Copy of each such new Other Agreement or amendment to an existing Other Agreement.

            (o) A schedule setting forth all tenant alterations which are required to be performed by Equitable (whether or not at its expense) pursuant to the Leases listed in Exhibit G, as updated pursuant to Section 7.01(l), in order to prepare space for occupancy by Tenants which have not been completed, and all allowances payable by Equitable to such Tenants in lieu of such work which have not been paid.

            (p) The certificate of Equitable provided for in Section 8.06(c), if Equitable elects to deliver such certificate to Purchaser.

            (q) A certificate that Equitable is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended.

            (r) Counterparts of the adjustment statement provided for in Section
6.04 showing all adjustments in respect of the Purchase Price to be made at the Closing.

            (s) All sales tax, transfer tax and other tax returns, if any, which Equitable is required by law to execute and deliver, either individually or together with Purchaser, to any Governmental Authority as a result of the sale.

            (t) A copy of the resolutions of the Investment Committee or Separate Account Committee of the Board of Directors of Equitable, certified to by the secretary or an assistant secretary of Equitable, which authorize (i) the transactions contemplated by this Agreement and (ii) the execution by Equitable of this Agreement and the documents, instruments and Agreements to be executed and delivered by Equitable pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and Agreements on behalf of Equitable.

            (u) A good standing certificate from the Insurance Department of the State of New York for Equitable, dated within 15 days of the Closing Date, and good standing certificates issued in respect of Equitable by the Secretary of State of Georgia, dated within 30 days of the Closing Date.

            (v) All records and files which are in the possession or control of Equitable, ERE or the Managing Agent relating to the operation and maintenance of the Mall, including without limitation, to the extent in the possession of such parties, (i) current tax bills, current water, sewer, utility and fuel bills, payroll records and billing records for Tenants, (ii) repair and maintenance records and the like which affect or relate to the Mall, (iii) plans, drawings, blueprints and specifications for the Mall and all warranties and guarantees of manufacturers, suppliers and contractors in effect on the Closing Date, (iv) certificates of occupancy and other licenses and permits, (v) all of the items of property covered by the documents specified in Sections 7.01(b) and 7.01(e) and (vi) keys to the Mall. Delivery of such materials shall be effectuated pursuant to arrangements made by the Managing Agent for the Mall and the property manager retained by Purchaser to operate the Mall.

            (w) All documents reasonably requested by the Title Company in order to enable Purchaser to obtain title insurance in the form required by Section
11.05 hereof, together with such extended coverage and/or other endorsements to such title insurance policies as may be required by Purchaser, including, without limitation, a lien waiver from Broker and such instruments as shall be required by the Title Company to insure title to the Mall without exception for mechanic's liens which could be filed as a result of actions by Equitable, but only provided that such documents do not expose Equitable to any material expense or liability not already provided for in this Agreement.

            (x) All other instruments and documents, if any, to be executed, acknowledged and/or delivered by Equitable pursuant to any of the other provisions of this Agreement or which are reasonably requested by Purchaser.

            (y) Such affidavits and other documents as shall be required (in Purchaser's sole judgment) to lawfully exempt Purchaser from the withholding requirements of Section 48-7-128 of the Official Code of Georgia (failing which Purchaser shall be fully authorized to withhold and pay to the appropriate taxing authority the amounts required to be withheld pursuant to said Section 48-7-128).

            SECTION 7.02. Purchaser's Deliveries. At or prior to the Closing, Purchaser will deliver or cause to be delivered to Equitable or the other parties indicated below each of the payments, documents and instruments listed in this Section 7.02, such instruments and documents to be executed and acknowledged where appropriate:

            (a) The balance of the Purchase Price as set forth in Section 3.01(b), as such balance may be reduced or increased pursuant to Article VI or any other applicable provision of this Agreement.

            (b) All sales tax, transfer tax and other tax returns, if any, certificates of value and similar documents which Purchaser is required by law to execute and deliver, either individually or together with Equitable, to any Governmental Authority as a result of the sale.

            (c) Counterparts of each of the instruments and documents listed in Sections 7.01(c), 7.01(d) and 7.01(r).

            (d) A copy of resolutions or a consent of the Trustees or the Investment Committee of the member of Purchaser which authorize (i) the transactions contemplated by this Agreement, and (ii) the execution of this Agreement and the documents, instruments and Agreements to be executed and delivered by Purchaser pursuant hereto, together with an incumbency certificate as to the authority of the person(s) executing and delivering this Agreement and such documents, instruments and Agreements on behalf of Purchaser.

            (e) A good standing certificate from the Secretary of State of the State of Delaware for Purchaser, dated within 15 days of the Closing Date.

            (f) All other payments, instruments and documents, if any, to be executed, acknowledged and/or delivered by Purchaser pursuant to any of the other provisions of this Agreement.

            SECTION 7.03. Access to Records. Purchaser agrees for a period of seven (7) years following the Closing Date to retain and make available to Equitable or to any Governmental Authority having jurisdiction over Equitable for inspection and copying, at Equitable's expense, on reasonable advance notice at reasonable times at the place in the continental United States where Purchaser then maintains its records in respect of the Mall, all documents and records concerning the Mall delivered by Equitable to Purchaser, actually or constructively, in connection with the Closing. If Purchaser desires to destroy any such records prior to the expiration of such seven (7) year period, Purchaser shall first notify Equitable and permit Equitable to take delivery of the records in question at its sole cost and expense; and if Equitable declines to do so, Purchaser shall then be free to destroy the same. The provisions of this Section 7.03 shall survive the Closing.

                                  ARTICLE VIII

                      Mall Conveyed As Is; Representations
                           and Warranties of Equitable

            SECTION 8.01. No Implied Representations. Purchaser acknowledges that except as expressly set forth in this Agreement and in the documents and instruments delivered by Equitable at the Closing, neither Equitable nor any agent or representative or purported agent or representative of Equitable has made, and Equitable is not liable for or bound in any manner by, any express or implied warranties, guarantees, promises, statements, inducements, representations or information (including, without limitation, any information set forth in offering materials heretofore furnished to Purchaser) pertaining to the Mall or any part thereof, the physical condition thereof, environmental matters, income, expenses or operation thereof or of the Personal Property or Intangible Personal Property, the uses which can be lawfully made of the same under applicable zoning or other laws or any other matter or thing with respect thereto, including, without limitation, any existing or prospective Leases or Other Agreements. Without limiting the foregoing, Purchaser acknowledges and agrees that, except as expressly set forth in this Agreement and in the documents and instruments delivered by Equitable at the Closing, Equitable is not liable for or bound by (and Purchaser has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or offering materials or any other information respecting the Mall furnished by Equitable or any broker, employee, agent, consultant or other person representing or purportedly representing Equitable. Nothing contained in this Section 8.01 shall be deemed to impair, limit or otherwise affect Purchaser's rights under this Agreement in respect of the representations, warranties and covenants of Equitable set forth in this Agreement and the other provisions hereof binding upon Equitable.

            SECTION 8.02. "As-Is" Purchase. Purchaser represents that it has inspected the Mall, the physical and environmental condition and the uses thereof and the fixtures, equipment and Personal Property included in this sale to its satisfaction, that it has independently investigated, analyzed and appraised the value and profitability thereof, the creditworthiness of Tenants and the presence of Hazardous Materials, if any, in or on the Mall, that it has received copies of and/or has reviewed the Leases, the Other Agreements and all other documents referred to herein, that it is thoroughly acquainted with all of the foregoing and that Purchaser, in purchasing the

Mall, will rely upon its own investigations, analyses, studies and appraisals and not upon any information provided to Purchaser by or on behalf of Equitable with respect thereto (except in each case to the extent covered by any warranties or representations of Equitable set forth in this Agreement, in any Seller's Estoppel Letters (as defined in Section 17.02) or in any other document or instrument delivered by Equitable in connection with the Closing). Purchaser agrees to accept the Mall "as is" and in its condition as at the date hereof, reasonable wear and tear and damage by fire or other casualty (subject to the provisions of Article XII) between the date hereof and the Closing Date excepted, and Purchaser shall assume the risk that adverse matters, including, but not limited to, construction defects and adverse physical and environmental conditions may not have been revealed by Purchaser's investigations; and Purchaser, upon closing, shall be deemed to have waived, relinquished and released Equitable from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including attorneys' fees and court costs) of any and every kind or character, known or unknown, which Purchaser might have asserted or alleged against Equitable by reason of or arising out of any latent or patent construction defects or physical conditions, violations of applicable laws (including, without limitation, environmental laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Mall, subject, however, to Purchaser's rights and remedies provided for in this Agreement in the event of the breach of any of Equitable's warranties, representations or covenants contained herein, in any Seller's Estoppel Letter or in any other document or instrument delivered by Equitable in connection with the Closing. Nothing contained in this Section 8.02 shall be deemed to constitute a waiver by Purchaser of its rights at law or in equity, if any (to the extent such rights are not limited under any other applicable provision of this Agreement), to seek contribution or other recourse against Equitable in the event of a claim asserted against Purchaser by a third party with respect to liabilities arising from or relating to any circumstances or conditions which exist at or in respect of the Mall prior to the Closing. Nothing contained in this Section 8.02 shall be deemed to impair, limit or otherwise affect Purchaser's rights under this Agreement in respect of the representations, warranties and covenants of Equitable set forth in this Agreement and the other provisions hereof binding on Equitable. The provisions of this Section 8.02 shall survive the Closing.

            SECTION 8.03. Representations and Warranties of Equitable. Equitable hereby represents and warrants to Purchaser as follows:

            (a) Equitable is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Equitable has full power and authority to enter into this Agreement and to perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance by Equitable of this Agreement and the documents to be executed by Equitable pursuant hereto have been duly and validly authorized by all necessary corporate action on the part of Equitable. This Agreement constitutes the legal, valid and binding obligation of Equitable, enforceable against Equitable in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, liquidation, arrangement or moratorium proceeding or allegation of fraudulent conveyance is now pending or, to Equitable's knowledge, threatened against Equitable or the Mall.

            (b) Equitable is not a "foreign person" as defined in Section 1445 of the Internal Revenue Code of 1986, as amended.

            (c) Execution by Equitable of this Agreement and all documents provided for herein to be executed by Equitable, and performance by Equitable of the provisions hereof and thereof, will not (i) violate or result in any breach of, or constitute a default under, any law, regulation, rule, order or judgment of any governmental authority to which Equitable is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or other instrument to which Equitable is a party or by which Equitable is bound, where such breach or default might adversely affect Equitable's ability to perform its obligations hereunder or under such other documents or (ii) require any approval or consent which has not been obtained of any Governmental Authority or any Tenant or (iii) require any approval or consent or other action by any pension or retirement plan which has an interest in Equitable's Separate Account No. 16-VII or any other person which has not been obtained or taken. Equitable is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other Agreement where the liability thereunder might adversely affect Equitable's ability to perform its obligations under this Agreement or any document executed by Equitable pursuant hereto.

            (d) With respect to the Leases:

                  (i) Exhibit G annexed hereto is a list of all of the Leases in effect on the date of such exhibit setting forth, with respect to each
      Lease: (A) the date thereof and the date of each amendment or supplement thereto; (B) the name of the current Tenant thereunder; (C) the premises demised thereby; (D) the current term of each Lease, including commencement date and expiration date; (E) the amount, if any, of the security deposit held by Equitable thereunder; (F) the number of square feet of rentable or gross leasable area, as applicable; (G) the fixed rent currently payable under such Lease and the percentage rent percentage and breakpoint with respect to such Lease; (H) noting (by "y" or "n") whether any exclusive rights have been granted to the Tenant; and (I) in the case of the Anchors, the commencement date and expiration date of the operating covenant, if any. All of the information set forth on Exhibit G is true, correct and complete. As of the date of Exhibit G, there are no leases, licenses or other rights of occupancy or use of any portion of the Mall granted by Equitable or its predecessors in title other than the Leases set forth in said Exhibit. None of the Leases has been modified, amended or supplemented (whether orally or in writing) except as set forth in Exhibit G. No Tenant has any option to purchase the Mall or a right of first refusal in respect of the sale of the Mall to a third party and no Tenant has the right to purchase any portion of the Mall.

                  (ii) True, correct and complete copies of the Leases, and all amendments and supplements thereto, have heretofore been made available and/or delivered to Purchaser for review.

                  (iii) Exhibit M annexed hereto is a true, correct and complete list of Tenants that are delinquent in the payment of Rents as of the date of said schedule, which schedule sets forth the information specified in clause (i) of Section 6.01(a).

                  (iv) Except as set forth in Exhibit G annexed hereto, each of the Leases listed in Exhibit G is in full force and effect as of the date hereof. Equitable has received no written notice from any Tenant under a Lease listed in Exhibit G which is still outstanding

      (x) that Equitable has defaulted in performing any of its material obligations under such Lease or (y) that such Tenant is entitled to any reduction in, refund of or counterclaim or offset against, or is otherwise disputing, any Rents paid, payable or to become payable by such Tenant thereunder or is entitled to cancel or terminate such Lease or to be released of any of its material obligations thereunder, except as set forth in Exhibit G. With the exception of the delinquencies in the payment to Rents specified in Exhibit M annexed hereto, to Equitable's knowledge no material default exists under any Lease by the Tenant thereunder except as set forth in Exhibit G. For purposes of this Section 8.03(d)(iv) the term "Lease" does not include licenses and concession agreements which have original terms, as they may be extended by renewal rights, of less than six (6) months.

                  (v) All leasing commissions in respect of the Leases listed in Exhibit G which were entered into before, and in respect of the terms in effect on the Execution Date (including in respect of any renewals) extensions or amendments thereof), have been, or by the Closing Date will have been, paid in full by Equitable.

                  (vi) All tenant alterations which are required to be performed by Equitable at its expense pursuant to the Leases listed in Exhibit G on or prior to the date hereof in order to prepare space for occupancy by Tenants have been performed by Equitable, and all allowances payable to such Tenants in lieu of such work which were payable in respect of such Leases prior to the date hereof have been paid.

            (e) With respect to the Other Agreements:

                  (i) Exhibit D annexed hereto is a true, correct and complete list as of the date of such exhibit of all Other Agreements affecting the Mall, setting forth, with respect to such Other Agreements, the date thereof and of each amendment or supplement thereto, the name of each party thereto (other than Equitable) and a brief description of the services provided thereunder or property covered thereby. Except as specifically identified in Exhibit D, each Other Agreement can be terminated by Purchaser on not more than thirty (30) days' notice without penalty.

                  (ii) True, correct and complete copies of the Other Agreements, and all amendments and supplements thereto, have heretofore been made available and/or delivered to Purchaser for review.

                  (iii) To Equitable's knowledge, each of the Other Agreements is in full force and effect on the date hereof, and Equitable has received no written notice from any party to any Other Agreement which is still outstanding that Equitable has defaulted in performing any of its obligations under such Other Agreement, except as set forth in Exhibit D. None of the Other Agreements listed on Exhibit D has heretofore been amended or supplemented (whether orally or in writing), except as set forth on Exhibit D.

            (f) Equitable has not received (i) any written notice of any Violation with respect to the Mall from any Governmental Authority which has not heretofore been complied with except as set forth in Exhibit H, or (ii) any written notice from any Governmental Authority which is still outstanding of any failure by Equitable to obtain any certificate, permit, license or approval with respect to the Mall, or any intended revocation, modification or cancelation of any of the same; and to Equitable's knowledge no notice of the nature described in this Section 8.03(f) is about to be issued.

            (g) No condemnation, eminent domain, zoning, land-use or similar proceeding in which Equitable has been served with process or of which Equitable has otherwise received written notice is pending with respect to all or any part of the Mall or access thereto, and Equitable has no knowledge that any such proceeding is threatened or contemplated.

            (h) Equitable has not received any written notice which is still outstanding of any violation of any restriction, condition, covenant or agreement contained in any easement, restrictive covenant or any similar instrument or agreement which constitutes a Permitted Encumbrance.

            (i) There are no pending litigations or other proceedings against Equitable affecting the Mall in respect of which Equitable has been served with process or otherwise received written notice except for (i) claims for personal injury, property damage or worker's compensation for which the insurance carrier has been notified on a timely basis and has not disclaimed liability or reserved its rights and in which the amounts claimed do not exceed the applicable insurance policy limits and (ii) other litigations or proceedings shown on
Exhibit I annexed hereto. Equitable has no knowledge of any threatened litigation or proceedings against Equitable affecting the Mall except litigation of the nature described in clause (i) above.

            (j) All fixtures, equipment and articles of personal property attached or appurtenant to or used in connection with the Mall and located thereat, except those belonging to Tenants, subtenants of Tenants and independent contractors or utility companies, and items which are leased by Equitable, are owned or leased by Equitable, free from all liens and encumbrances (other than, in the case of leased property, the lessor's interest therein and any encumbrance on such lessor's interest), and Equitable's interest therein is included in this sale and shall be deemed conveyed from Equitable to Purchaser at the Closing. A schedule of the material items of such personal property, which in any event includes all items of such personal property having a cost of $5,000 or more, is attached hereto as Exhibit B, which Exhibit separately identifies any leased personal property, the leases for which are listed on Exhibit D annexed hereto.

            (k) Equitable has no employees or agreements with any employees who will continue performing services after the Closing in connection with the operation of the Mall. All persons who regularly perform services at the Mall are employees of the Managing Agent or other independent contractors.

            (l) Exhibit F annexed hereto lists all environmental reports relating to asbestos (whether or not friable and whether or not posing a threat to human health) or other Hazardous Materials at the Mall which Equitable caused to be prepared or otherwise has in its possession dated after January 1, 1986, each of which has heretofore been delivered to Purchaser. As used herein, the term "Hazardous Materials" means (i) toxic wastes, hazardous materials, hazardous substances or other substances which are defined, prohibited or regulated by, or listed in, any federal, state or local law or regulation addressing environmental protection or pollution control matters, (ii) asbestos in friable condition or otherwise posing a threat to human health, (iii) polychlorinated biphenyls (PCBs) and (iv) oil, petroleum and their by-products. Except as may be specifically disclosed in the reports listed on Exhibit F or in any environmental reports obtained by Purchaser, and except with respect to cleaning fluids and similar substances which may be used in the routine operation or maintenance of the Mall in accordance with Legal Requirements, (A) Equitable has not itself caused any Hazardous Materials to be utilized or stored in or on the Mall, or to be disposed of thereat or therefrom, except in accordance with the provisions of applicable laws and (B) to Equitable's knowledge, no Hazardous Materials are present in, on or under the Mall at levels or in quantities or amounts which would be in violation of, or would require investigation or cleanup under, applicable laws. Equitable has not received any written notice from any Governmental Authority or other person or entity that any condition exists at the Mall which constitutes or has resulted in a violation of any Legal Requirement relating to Hazardous Materials or which requires investigation or cleanup under any such Legal Requirements, or that any claim has been or may be asserted against Equitable by reason of any such violation.

            (m) Equitable has not received any written notice from any insurer of the Mall requiring any work to be performed as a condition to the renewal of any insurance policy carried by Equitable in respect thereof which has not heretofore been complied with.

            (n) Except as set forth on Exhibit F, no structural or other engineering reports dated after January 1, 1989 by a third party engineer relating to the condition or structural soundness of the entire Mall are in the possession or control of Equitable.

            (o) The financial statements described on Exhibit C annexed hereto have previously been delivered to Purchaser and fairly present the results of operations and changes in financial position of the subjects thereof for the periods referred to therein, in each case in accordance with generally accepted accounting principles consistently applied throughout the periods involved.

            (p) The property to be conveyed and transferred to purchaser at the Closing constitutes all of the real property, personal property and other property owned or leased or otherwise used by Equitable in connection with its ownership and operation of the Mall, except for the Excepted Items.

            (q) Equitable has not entered into any letter of intent with any Tenant which occupies or will occupy more than 10,000 square feet of gross leasable area in the Mall with respect to the entering into, amendment or termination of any Lease.

            SECTION 8.04. No Independent Investigation. All representations and warranties made herein by Equitable which are based on Equitable's knowledge are made, and are hereby acknowledged by the Purchaser to be made, without independent investigation regarding the facts contained therein, other than due inquiry of the Managing Agent for the Mall, and are otherwise limited as provided in the definition of "knowledge" or "notice".

            SECTION 8.05. Effect of Estoppels. If prior to the Closing a Tenant provides to Purchaser an estoppel letter addressed to Purchaser and delivered in response to a request made pursuant to this Agreement which sets forth information with respect to any item as to which Equitable has made a representation or warranty, then Equitable's representation and warranty in respect of such information shall thereafter be null and void and of no further force or effect, such representation and warranty shall not be deemed to have been remade as of the Closing and Purchaser shall rely solely on the information set forth in such estoppel letter. Nothing contained in this Section 8.05 shall affect or negate Purchaser's right to refuse to proceed with the Closing as provided in Section 17.03.

            SECTION 8.06. Survival of Equitable's Warranties, etc. (a) Except as otherwise provided in Section 8.05, all of Equitable's representations and warranties contained in this Article VIII (other than those contained in Sections 8.03(a), 8.03(b) and 8.03(c), which shall survive the Closing without limitation as to time), as remade as of the Closing as provided in Section 8.06(c) and subject to any modifications thereof made in any certificate provided for in said Section, and all certifications, representations and warranties made by Equitable in any Seller's Estoppel Letter delivered by Equitable to Purchaser, shall survive until 12 months after the date of the Closing; provided, however, that Equitable's liability for any breach of such warranties, representations and certifications shall not expire as to any breach or alleged breach thereof if notice of such breach or alleged breach is given by Purchaser to Equitable prior to 12 months after the date of the Closing and, if such notice is given, legal proceedings are instituted in respect of such breach or alleged breach within one (1) year after such notice is given.

            (b) Notwithstanding anything to the contrary set forth in this
Article VIII, Equitable shall have no liability to Purchaser for breach of any warranty and representation set forth in this Article VIII or in any Seller's Estoppel Letter or for breach by Equitable of any of its Agreements set forth in
Article XIII unless and except to the extent that the damages due to Purchaser by reason of all such breaches exceed $100,000, and in no event shall Equitable be liable to Purchaser for consequential damages in respect of any such breach.

            (c) All of Equitable's representations and warranties set forth in this Article VIII shall be deemed to have been remade on and as of the Closing Date, subject, however, to the provisions of Section 8.05 and facts disclosed on the updated Exhibits to this Agreement which are to be delivered by Equitable to Purchaser at the Closing pursuant to Section 7.01 (which updated Exhibits, upon their delivery by Equitable to Purchaser, shall for all purposes of this Agreement constitute the indicated Exhibit or a part thereof); provided, however, that if any matter or event shall have occurred between the date hereof and the date of the Closing which does not result from any intentional act or omission of Equitable (other than one permitted under this Agreement), and which makes any such warranty or representation untrue in any material respect as of the Closing Date, Equitable shall have the right to deliver a certificate to Purchaser at or prior to the Closing which discloses such matter or event, and if Equitable does so, Equitable shall not be liable to Purchaser following the Closing for the breach of the warranty or representation in question which results from the occurrence of such matter or thing, but in no event shall Purchaser be obligated to close hereunder unless the conditions precedent to Purchaser's obligation to close set forth in this Agreement (including, without limitation, in Section 11.01) shall have been fulfilled. If Equitable shall deliver such a certificate to Purchaser less than five (5) Business Days prior to the Closing, Purchaser shall have the right, by giving notice to Equitable of its electing so to do, to adjourn the Closing to a day which is the fifth (5th) Business Day after its receipt of such certificate (or if such day is not a Business Day, to the next Business Day). The right provided for in the preceding sentence shall be exercisable by Purchaser notwithstanding the fact that Purchaser may have theretofore utilized in full its right of adjournment under
Section 5.01.

            (d) Notwithstanding anything to the contrary set forth in this
Article VIII or elsewhere in this Agreement, if prior to the Closing Purchaser has or obtains knowledge that any of Equitable's warranties or representations set forth in this Article VIII (except for those set forth in Sections 8.03(a), 8.03(b), 8.03(c), 8.03(k), 8.03(o) and 8.03(p)), or any of Equitable's
certifications, warranties or representations made in any Seller's Estoppel Letter, is untrue in any respect, and Purchaser nevertheless proceeds with the Closing, then the breach by Equitable of the warranties, representations or certifications as to which Purchaser shall have such knowledge shall automatically be deemed waived by Purchaser and Equitable shall have no liability to Purchaser or its successors or assigns in respect thereof. For the purposes of this subsection 8.06(d), Purchaser shall be deemed to have or to have obtained knowledge of any such matter or thing only if such matter or thing (i) is set forth in any Lease, Other Agreement or estoppel certificate which (or a copy of which) is stated in this Agreement to have been delivered to and/or made available for review by Purchaser, (ii) was contained in any written studies or reports furnished to Purchaser by any third party consultants retained by it, (iii) was set forth in a letter, memorandum or other written communication from Cravath, Swaine & Moore in this transaction to Purchaser on or prior to the Closing Date or (iv) was set forth in a letter, memorandum or other written communication from Equitable or Equitable's agents to Jane A. Fortenberry. For purposes of this subsection 8.06(d), the term "Lease" shall include only those Leases listed on Exhibit G and those Leases that are approved by Purchaser in accordance with Article XIII.

                                   ARTICLE IX

                   Representations and Warranties of Purchaser

            SECTION 9.01. Purchaser's Warranties. Purchaser warrants and represents to Equitable as follows:

            (a) Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

            (b) Purchaser has full power and authority to enter into this Agreement and perform its obligations hereunder in accordance with the terms hereof. The execution, delivery and performance of this Agreement by Purchaser and the documents to be executed by Purchaser pursuant hereto have been duly and validly authorized by all necessary action on the part of the managers and members of Purchaser. This Agreement continues the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject as to enforceability to the effect of applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws affecting the rights of creditors generally and to general principles of equity. No bankruptcy, insolvency, reorganization, arrangement or moratorium proceeding, or allegation of fraudulent conveyance, is now pending or, to Purchaser's knowledge, threatened against Purchaser.

            (c) Execution by Purchaser of this Agreement and all documents provided for herein to be executed by Purchaser, and performance by Purchaser of the provisions hereof and thereof, will not violate or result in any breach of, or constitute a default under, any law, regulation, order or judgment of any governmental authority to which Purchaser is subject, or any agreement, indenture, mortgage, deed of trust, bank loan, credit agreement or any other instrument to which Purchaser is a party or by which Purchaser is bound, where such breach or default might adversely affect Purchaser's ability to perform its obligations hereunder or under such other documents. Purchaser is not in default under any note, evidence of indebtedness, lease, contract, license, undertaking or other agreement where the liability thereunder might adversely affect Purchaser's ability to perform its obligations under this Agreement or such other documents.

            (d) Purchaser is not utilizing the assets of any employee benefit plan (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended) for or in connection with its acquisition of the Mall.

            SECTION 9.02. Remaking of Warranties; Survival. All of Purchaser's representations and warranties set forth in this Article IX shall be deemed to have been remade on and as of the Closing Date. Such representations and warranties, as remade, shall survive the Closing without limitation as to time.

                                    ARTICLE X

                          Conditions to the Obligation
                           of Equitable To Close Title

            The obligation of Equitable to close title under this Agreement is expressly conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Equitable, at its election, may waive all or any of such conditions, which election shall be conclusively evidenced by Equitable's proceeding with and completing the closing of the transactions provided for herein:

            (a) Purchaser shall have paid to Equitable the Purchase Price as provided in Article III hereof and all other amounts due to Equitable hereunder.

            (b) All representations and warranties of Purchaser set forth in
Article IX shall be true and correct
in all material respects on and as of the Closing Date as if made on and as of such date.

            (c) Purchaser shall have executed and/or delivered or caused to be delivered at the Closing all documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Purchaser and shall have taken all other actions and fulfilled all other covenants and conditions required of Purchaser under this Agreement.

                                   ARTICLE XI

                         Conditions to the Obligation of
                            Purchaser To Close Title

            The obligation of Purchaser to close title under this Agreement is conditioned upon the fulfillment by and as of the Closing Date of each of the conditions listed below, provided that Purchaser, at its election, may waive all or any of such conditions, which election shall be conclusively evidenced by Purchaser's proceeding with and completing the closing of the transactions provided for herein:

            SECTION 11.01. Representations and Warranties. Subject to the provisions of Section 8.05, all representations and warranties of Equitable set forth in Section 8.03 shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date (without reference to any modifications thereof contained in any certificate delivered by Equitable to Purchaser pursuant to Section 8.06(c)), subject, however, to changes resulting from the operation of the Mall between the date hereof and the Closing Date in accordance with the provisions of Article XIII.

            SECTION 11.02. Closing Documents. Equitable shall have executed and/or delivered or caused to be delivered at Closing all of the documents and executed counterparts of documents and instruments required by this Agreement to be executed and/or delivered by Equitable and shall have taken all other actions and fulfilled all other covenants and conditions required of Equitable under this Agreement.

            SECTION 11.03. Condition of Title. Title to the Mall shall be in the condition called for by this Agreement.

            SECTION 11.04. Estoppels. The conditions set forth in Sections 17.01 and 17.03 shall be satisfied.

            SECTION 11.05. ALTA Title Policy. The Title Company shall be willing to issue to Purchaser an ALTA extended coverage owner's policy of title insurance (without regional exceptions) with respect to the Mall, together with such customary endorsements and affirmative coverage (including, without limitation, an ALTA 3.1-Zoning-completed structure endorsement) as Purchaser shall reasonably request, dated as of the Closing Date and insuring Purchaser's interest in the Mall in an amount equal to the Purchase Price, free of any exceptions other than Permitted Exceptions.

            SECTION 11.06 Unified Control of Master Phipps Tract. Purchaser, Equitable and all other necessary parties shall have entered into a binding agreement satisfactory in all respects to Seller and Purchaser in their sole discretion sufficient (a) to ensure that upon sale of the Mall to Purchaser and upon any other or future sale of any other portion of the Master Phipps Tract, the Master Phipps Tract will continue to be under "unified control" for purposes of applicable City of Atlanta Zoning Ordinances, (b) to establish procedures in conformity with applicable City of Atlanta Ordinances for owners of the Master Phipps Tract to request future site plan amendments to portions of the Master Phipps Tract, which procedures shall protect and preserve the current zoning status of the Master Phipps Tract and (c) to require all owners of portions of the Master Phipps Tract to comply with all zoning conditions applicable to the Master Phipps Tract, or any portion thereof.

            SECTION 11.07. Cross-Easement Agreements. Binding agreements satisfactory in all respects to Seller and Purchaser in their sole discretion shall be in effect on the Closing Date sufficient to ensure that (i) all easements and similar arrangements (including cost-sharing arrangements for roadways and similar common areas) and/or restrictions determined by Purchaser to be necessary or advisable in connection with its ownership of the Mall have been created with all relevant parties and (ii) persons other than the Purchaser have assumed responsibility for all costs and other obligations which (x) relate to, or arise out of or are caused by the construction of improvements on land other than the land described on Exhibit A and (y) are currently obligations imposed upon the landlord under one or more of the Leases.

                                   ARTICLE XII

                                  Risk of Loss

            SECTION 12.01. Material Casualty or Condemnation. If prior to the Closing the Mall shall suffer any damage by fire or other casualty, the cost of which to repair exceeds $5,000,000, or if any proceeding shall be instituted for the taking in condemnation or by eminent domain of any material portion of the Mall, Purchaser shall have the right to terminate this Agreement by giving written notice to Equitable within thirty (30) days after Purchaser is first given written notice of such damage or taking. Equitable agrees to give Purchaser prompt notice of the occurrence of any such damage or taking. If this Agreement is so terminated by Purchaser, the Escrow Agent shall return the Deposit to Purchaser (and Equitable and Purchaser shall execute a written instruction to Escrow Agent to do so) and neither party shall have any further obligations or liabilities hereunder, or otherwise with respect to the subject matter hereof, except as otherwise expressly provided herein to the contrary.

            SECTION 12.02. Election to Purchase After Casualty or Condemnation. Notwithstanding the foregoing, if all or any portion of the Mall shall be damaged by fire or other casualty or taken in whole or in part in condemnation or by eminent domain, and if as a result of such damage or taking Purchaser shall be entitled to be relieved of its obligations under this Agreement pursuant to Section 12.01 above, Purchaser shall have the right, by giving written notice to Equitable within thirty (30) days after receipt by Purchaser from Equitable of written notice of such damage or taking, to elect nevertheless to purchase the Mall. If Purchaser makes such election (which election shall be deemed to have been made by Purchaser if it for any reason fails to give Equitable notice of its election to terminate this Agreement within the thirty
(30)-day period provided for in Section 12.01) or if the damage or taking shall not be of sufficient magnitude to entitle Purchaser to terminate this Agreement pursuant to Section 12.01, this Agreement and the obligations of Equitable and Purchaser hereunder shall remain in full force and effect except that (i) Purchaser shall accept the Mall notwithstanding such damage or taking and shall pay the full Purchase Price therefor and (ii) at the Closing (a) Equitable shall assign to Purchaser all of its right, title and interest in and to all insurance proceeds (including, without limitation, business interruption or rent insurance proceeds) payable by reason of such damage or all awards payable by reason of such taking, and, in the case of insurance proceeds, shall credit against the Purchase Price the amount of any deductible under Equitable's insurance policies, (b) Equitable shall assign and pay over to Purchaser the amount of such proceeds or award, if any, received by Equitable prior to the date of the Closing, and (c) Equitable shall not settle or compromise any claim for such proceeds or award without the prior consent of Purchaser, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, Equitable shall be entitled to receive or retain (i) out of such casualty insurance proceeds or award, any amounts expended by Equitable to restore or protect the Mall and (ii) in the case of rental or business interruption proceeds allocable to periods prior to the Adjustment Point (apportioned consistent with Section 6.01), loss of rents by reason of the fire or other casualty suffered by Equitable prior to the closing, which entitlement shall survive the Closing.

                                  ARTICLE XIII

                       Operation of the Mall Until Closing

            SECTION 13.01. Standard of Operation. Equitable agrees to operate and maintain the Mall, or cause the Mall to be operated and maintained, between the date of this Agreement and the Closing Date in the ordinary course of business and consistent with past procedures and practices heretofore followed in connection with such operation and maintenance, except as otherwise specifically provided in this Agreement; provided, however, that nothing contained in this Section 13.01 or elsewhere in this Agreement shall require Equitable to make or undertake any capital improvements, repairs or replacements at the Mall between the date hereof and the Closing Date.

            SECTION 13.02. Notice Requirements. Equitable will notify Purchaser of any of the following matters which occur between the date of this Agreement and the Closing Date: (i) notices of default received or given by Equitable with respect to any Lease, any Operating Agreement or any material Other Agreement,
(ii) litigation commenced by Equitable, or litigation of which Equitable has received notice commenced or threatened against Equitable, with respect to the Mall (other than litigation covered by insurance as to which the insurer has been notified on a timely basis and has not disclaimed liability or reserved its rights), (iii) notices of condemnation proceedings commenced or threatened against all or any portion of the Mall received by Equitable and (v) casualty losses to the Improvements of the Mall.

            SECTION 13.03. Equitable's Rights and Covenants. (i) Between the date of this Agreement and the Closing Date, Equitable shall maintain all insurance currently maintained by Equitable on the Mall in full force and effect, a true, correct and complete description of which is annexed hereto as Exhibit O; (ii) between the date of Exhibit D and the Closing Date, Equitable shall not without the prior written consent of Purchaser enter into any new Other Agreements for the Mall except those which can be canceled by Purchaser on thirty (30) days' notice without penalty; (iii) between the date of this Agreement and the Closing Date, Equitable shall have the right, upon prior written notice to Purchaser, to take such action as is appropriate to collect Rents or damages in lieu of Rents under any Lease which shall be in default, whether or not such default existed prior to the date of this Agreement, provided that Equitable shall not seek to evict any Tenant without Purchaser's prior written consent; and (iv) between the date of Exhibit G and the Closing Date, Equitable shall not without the prior written consent of Purchaser (a) amend, modify or terminate any Lease or enter into any new agreement with a Tenant, (b) subject to Section 13.04, enter into any new Lease or (c) terminate any Lease except by reason of the default of the Tenant thereunder, and then only in accordance with clause (iii) of this Section 13.03.

            SECTION 13.04. New Leases. If between the date hereof and the Closing Date, Equitable desires to enter into any new Lease, Equitable shall give Purchaser notice (the "New Lease Notice") which sets forth with respect to such proposed new Lease (i) the name of the prospective tenant, (ii) the term of the Lease, (iii) the Rents payable under the Lease, (iv) the location and size of the premises, (v) the permitted uses under the Lease, (vi) the expenses associated with the consummation of the Lease, including without limitation leasing commissions, tenant improvements costs, tenant allowances and the like, and (vii) any concessions or free Rent being granted, and which sets forth on its face the substance of the last sentence of this Section 13.04. No such Lease shall be entered into by Equitable without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. If Purchaser does not respond to any New Lease Notice within ten (10) Business Days after its receipt thereof, Purchaser shall be conclusively deemed to have approved the new Lease which is the subject of such New Lease Notice and Equitable shall have the right to enter into such new Lease.

            SECTION 13.05. Survival. The provisions of this Article XIII shall survive the Closing for a period of six (6) months; provided, however, that Equitable's liability for any breach of any of the provisions of this Article XIII shall not expire as to any breach or alleged breach thereof if notice of such breach or alleged breach is given by Purchaser to Equitable prior to 6 months after the date of the Closing and, if such notice is given, legal proceedings are instituted in respect of such breach or alleged breach within one (1) year after such notice is given. The liability of Equitable under this Article XIII shall be subject to the provisions of Section 8.06(b).

                                   ARTICLE XIV

                                  Title to Mall

            SECTION 14.01. Title Defects. If, on the Closing Date, Equitable shall be unable to convey to Purchaser title to the Mall subject to and in accordance with the provisions of this Agreement, Equitable shall be entitled, but shall not be obligated, to adjourn the Closing for one or more periods not to exceed thirty (30) days in the aggregate (taking into account any other adjournments taken by Equitable hereunder) for the purpose of causing title to be placed in the condition called for by this Agreement. If on the Closing Date, as the same may be adjourned as above provided, Equitable shall be unable to convey title to the Mall in accordance with the terms of this Agreement, Purchaser may terminate this Agreement by notice to Equitable delivered on or prior to the Closing Date, as the same may have been extended, in which event this Agreement shall be terminated and of no further effect and neither party shall have any obligations of any nature to the other hereunder or by reason hereof, except as to those obligations hereunder that are specifically stated to survive such termination, and the Deposit and the Income shall be returned to Purchaser by Escrow Agent (and Equitable shall join with Purchaser in executing a written instruction to Escrow Agent to do so). Equitable shall be under no obligation to take any steps or to institute or prosecute any action or proceedings, or expend any sums of money, to remove from title to the Mall any defect, encumbrance or objection to title; provided, however, that Equitable shall be responsible for discharging or causing the Title Company affirmatively to insure over any liens or encumbrances which do not constitute Permitted Encumbrances, which can be discharged solely by the payment of a sum of money and which arise on account of obligations undertaken or actions performed by, or at the direction of, Equitable. Equitable may use any part of the cash portion of the Purchase Price to discharge the same; provided, however, that Equitable shall deliver to Purchaser or the Title

Company at the Closing instruments in recordable form sufficient for the Title Company to discharge such liens and encumbrances of record or shall obtain the commitment of the Title Company affirmatively to insure over such liens or encumbrances. Except for Equitable's failure to discharge or cause the Title Company affirmatively to insure over such liens or encumbrances as aforesaid, Equitable shall not be deemed in default of this Agreement, and Purchaser shall not be entitled to damages of any kind, if Equitable shall be unable to convey title to the Mall in the condition called for by this Agreement, nor shall Purchaser in such circumstances be entitled to specific performance of this Agreement; provided, however, that the foregoing provisions of this sentence shall not apply in respect of any exception to title which is created as a result of the intentional act of Equitable between the date hereof and the Closing Date and which is not permitted under the terms of Article XIII. In no event shall Equitable be obligated to discharge any mechanic's or similar lien created by a Tenant in occupancy, but Equitable shall use commercially reasonable efforts to cause such Tenant to do so.

            SECTION 14.02. Waiver by Purchaser. Purchaser, at its election, may at the Closing accept such title as Equitable can convey, without reduction of the Purchase price or any credit or allowance on account thereof or any claim against Equitable by reason thereof.

            SECTION 14.03. Affirmative Insurance. Except as set forth in Section 14.01, Equitable shall not have the right, without the prior written consent of Purchaser (which consent may be withheld in Purchaser's sole discretion), and shall not have the obligation, to cause the Title Company affirmatively to insure over any defects in title which do not constitute Permitted Exceptions and which do not constitute defects which can be removed solely by the payment of a sum of money.

            SECTION 14.04. Deed Full Performance; Survival. The acceptance of the Deed and other closing documents by Purchaser from Equitable shall be deemed full performance on the part of Equitable of all of its obligations under this Agreement, except as to any such obligation which is specifically stated in this Agreement to survive the Closing or is expressly contained in documents delivered at Closing. Except when otherwise expressly provided in this Agreement, none of the provisions of this Agreement shall survive the Closing.

                                   ARTICLE XV

                                  Brokers, etc.

            SECTION 15.01. Equitable's Representation. Equitable represents and warrants to Purchaser that Equitable dealt with no broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein other than ERE Yarmouth ("Broker"). The fee of Broker shall be paid by Equitable pursuant to a separate Agreement between Equitable and Broker. Equitable agrees to indemnify and hold harmless Purchaser and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party, including, without limitation, Broker, who claims to have dealt with Equitable or any affiliate thereof in connection with this transaction.

            SECTION 15.02. Purchaser's Representation. Purchaser represents and warrants to Equitable that neither Purchaser, nor any affiliate thereof, has dealt with any broker, finder or like agent who might claim a commission or fee in connection with the transaction contemplated in this Agreement or on account of introducing the parties, the preparation or submission of brochures, the negotiation or execution of this Agreement or the closing of the transaction contemplated herein, other than Broker. Purchaser agrees to indemnify and hold harmless Equitable and its successors and assigns from and against any and all claims, losses, liabilities and expenses, including without limitation reasonable attorneys' fees, disbursements and charges, arising out of any claim or demand for commissions or other compensation for bringing about this transaction by any broker, finder or similar agent or party other than Broker who claims to have dealt with Purchaser or any affiliate thereof in connection with this transaction.

            SECTION 15.03. Survival. The provisions of this Article XV shall survive the Closing or the termination of this Agreement.

                                   ARTICLE XVI

                                Default; Remedies

            SECTION 16.01. Purchaser's Default. If at the Closing Date the conditions to the obligation of Equitable to close title as set forth in Article X have not been fulfilled solely as a result of the default of Purchaser in performing any of its obligations hereunder, and the Closing does not occur as a result thereof, then Equitable shall be entitled as its sole and exclusive remedy to terminate this Agreement and receive the Deposit from the Escrow Agent as liquidated damages for Purchaser's default (and in such circumstances Purchaser shall join with Equitable in a written instruction to Escrow Agent to pay the Deposit to Equitable) and Equitable expressly waives any and all other rights and remedies which Equitable may have at law or in equity against Purchaser. Purchaser and Equitable agree that such liquidated damages are not intended as a penalty, and are their best estimate of the actual damages that would be incurred by Seller based in part upon the following damages which Equitable will suffer on account of a default by Purchaser and the failure of the Closing to occur, which damages Purchaser and Equitable agree are incapable of an exact determination of amount: the removal of the Mall from the real estate market from September 17, 1997 and the loss of the possibility of obtaining a new purchaser during such time at a higher amount; the possibility of being unable to find a new purchaser for the amount of the Purchase Price after Purchaser's default; various restrictions related to the management and maintenance of the Mall during the period of this Agreement; the inconvenience and expense of remarketing the Mall for sale; and the expense of negotiating and documenting a new transaction.

            SECTION 16.02. Equitable's Default. If at the Closing Date the conditions to the obligation of Purchaser to close title as set forth in Article XI have not been fulfilled solely as a result of the default of Equitable hereunder, and the Closing shall not occur as a result thereof, then Purchaser shall be entitled to pursue, at its election, one of the following as its sole and exclusive remedy: (i) terminate this Agreement and have the Deposit returned to it by the Escrow Agent (and in such circumstances Equitable shall join with Purchaser in a written instruction to Escrow Agent to pay the Deposit to Purchaser), (ii) seek specific performance of Equitable's obligations under this Agreement or (iii) in the case of prior sale or mortgaging of the Mall to any person or entity (other than Purchaser or its successors or assigns) in breach of this Agreement, seek damages (but excluding consequential damages) but only if Purchaser has theretofore brought an action seeking specific performance of Equitable's obligations under this Agreement within six months after such prior sale or mortgaging. Except as provided in the preceding clause (iii), Purchaser hereby waives any right to sue Equitable for damages (including consequential damages) for any default by Equitable hereunder, but if the Closing occurs, subject to the provisions of Sections 8.05 and 8.06 such waiver shall not apply to damages to which Purchaser may be entitled hereunder by reason of any breach by Equitable of any of its warranties or representations hereunder which survive the Closing.

            SECTION 16.03. Survival. The provisions of this Article XVI shall survive the termination of this Agreement.

                                  ARTICLE XVII

                                    Estoppels

            SECTION 17.01. Required Estoppels. At or before the Closing, Equitable shall deliver to Purchaser estoppel letters (a) from all Anchors and all other Tenants leasing 10,000 or more square feet of gross leasable area and
(b) from 75% (by base rent and gross leasable area) of all Tenants at the Mall which are not Anchors or Tenants described in clause (a) above, such estoppel letters to be in substantially the form annexed hereto as Exhibit P (in the case of Anchors) or Exhibit Q (in the case of all other Tenants); provided, however, that if any Lease provides for the form or content of an estoppel letter, Purchaser shall accept an estoppel letter as called for therein if any Tenant refuses to execute one in the applicable form annexed hereto as an exhibit after being requested to do so by Equitable. Each estoppel letter provided for above shall be dated no earlier than 45 days prior to the Closing Date. If Equitable shall deliver to Purchaser 50 or more estoppel letters within five (5) Business Days prior to the Closing, Purchaser shall have the right, by giving notice to Equitable of its election to do so, to adjourn the Closing to a day which is the fifth (5th) Business Day after its receipt of the last such estoppel letter (or if such day is not a Business Day, to the next Business Day). The right provided for in the preceding sentence shall be exercisable by Purchaser notwithstanding the fact that Purchaser may have theretofore fully utilized its rights of adjournment under Section 5.01. For purposes of this Section 17.01, the term "Tenant" shall not include Tenants under Leases that are licenses and concession agreements which have original terms, as they may be extended by renewal rights, of less than six (6) months.

            SECTION 17.02. Seller's Estoppels. If Equitable shall be unable to obtain one or more of the estoppel letters which Equitable is obligated to deliver to Purchaser pursuant to Section 17.01, if Purchaser so agrees in its sole discretion Equitable may deliver to Purchaser, and Purchaser shall accept in lieu thereof, an estoppel letter signed by Equitable in the applicable form annexed hereto as Exhibit R ("Seller's Estoppel Letter") with respect to each of the parties from which it has not obtained an estoppel letter. Statements made by Equitable in a Seller's Estoppel Letter shall constitute warranties and representations by Equitable which shall survive the Closing for the period, and shall otherwise be subject to the limitations, set forth in Section 8.06. A Seller's Estoppel Letter shall be of no further force or effect as of the date on which there is delivered to Purchaser an estoppel letter from the party in respect of which such Seller's Estoppel Letter was given, but only to the extent that the estoppel letter executed by such party confirms the statements made in such Seller's Estoppel Letter. Except as otherwise provided in the following sentence, nothing contained in this Section 17.02 shall be construed as affording Equitable the right to substitute a Seller's Estoppel Letter for any estoppel letter required under this Article unless Purchaser agrees, in its sole discretion, to accept the same in lieu of the required estoppel letter. Notwithstanding anything to the contrary set forth in this Section 17.02, if Equitable shall obtain estoppel letters from at least 70%, but less than 75%, of the Tenants at the Mall of the nature specified in Section 17.01(b), Seller may deliver to Purchaser one or more Seller's Estoppel Letters in respect of any such Tenant or Tenants at the Mall which has or have not executed and delivered estoppel letter(s) and, for the purposes of satisfying the 75% requirement set forth in Section 17.01(b), each such Seller's Estoppel Letter shall be deemed to be an estoppel letter which has been executed and delivered by such a Tenant at the Mall.

            SECTION 17.03. Variance between Estoppels and Forms Annexed as Exhibits. Equitable shall not be in default under this Agreement if one or more estoppel letters signed by Anchors, other Tenants or other third parties set forth allegations or facts at variance with statements in the forms annexed hereto as exhibits, but it shall be a condition to Purchaser's obligation to close the transactions provided for herein that such estoppel letters, taken as a whole, do not reveal facts which, in the commercially reasonable judgment of Purchaser, have a material adverse effect on the value of the Mall.

            SECTION 17.04. All Estoppels To Be Delivered. Equitable agrees that notwithstanding the fact that estoppel letters are required from only 75% of the Tenants specified in clause (b) of Section 17.01, Equitable will request all Tenants (other than Anchors) to execute estoppel letters in the form annexed hereto as Exhibit Q. Equitable further agrees that all Estoppels received by it will be delivered to Purchaser promptly after receipt, whether or not such estoppels are required in order to satisfy any of the requirements of this
Article XVII and whether or not such estoppels are received before or after the Closing. The provisions of the preceding sentence shall survive the Closing.

                                  ARTICLE XVIII

                                     Notices

            Except as otherwise provided in this Agreement, all notices, demands, requests, consents, approvals or other communications which are required or permitted to be given under this Agreement or which either party desires to give with respect to this Agreement shall be in writing and shall be delivered by hand or sent by telecopy (with the original sent by first-class mail, postage prepaid), or sent postage prepaid, by registered or certified mail, return receipt requested, or by reputable overnight courier service addressed to the party to be notified as follows (or to such other address as such party shall have specified at least ten (10) days prior thereto by like notice) and shall be deemed given when so delivered by hand or telecopied, and if mailed, three (3) Business Days after mailing (one (1) Business Day in case of overnight courier service), as follows:

            if to Equitable, to:

            ERE Yarmouth
            3424 Peachtree Road, N.E.
            8th Floor
            Atlanta, Georgia 30326
            Attn:  Gene Conway
            Telecopier:  (404) 848-8910
                         with copies at the same time to:

                         ERE Yarmouth
                         3424 Peachtree Road, N.E.
                         8th Floor
                         Atlanta, Georgia  30326
                         Attn:  Michael McNamara
                         Telecopier:  (404) 848-8905

                         and

                         Paul, Weiss, Rifkind, Wharton & Garrison
                         1285 Avenue of the Americas
                         New York, New York 10019-6064
                         Attn:  Walter F. Leinhardt, Esq.
                         Telecopier:  (212) 373-2771

                         if to Purchaser, to:

                         c/o Corporate Property Investors
                         305 East 47th Street
                         New York, NY  10017
                         Attn:  J. Michael Maloney
                         Telecopier:  (212) 755-9296

                         with copies at the same time to:

                         c/o Corporate Property Investors
                         305 East 47th Street
                         New York, NY  10017
                         Attn:  Harold E. Rolfe, Esq.
                         Telecopier:  (212) 755-9296

                         Cravath, Swaine & Moore
                         Worldwide Plaza
                         825 Eighth Avenue
                         New York, New York  10019-7475
                         Attn:  Kevin J. Grehan, Esq.
                         Telecopier:  (212) 474-3700


                                  ARTICLE XIX

                               Further Assurances

     Each of Equitable and Purchaser agrees, at any time and from time to time after the Closing, to execute, acknowledge, where appropriate, and deliver such further instruments and documents and to take such other action as the other party may reasonably request in order to carry out the intents and purposes of this Agreement, provided that such request is made by notice given within two (2) years after the Closing Date. If required by the other party, the party making the request will bear the reasonable cost involved. Neither party shall be required to execute any instrument or document pursuant to this Article XIX which would increase the liability or obligations of such party over that provided for in this Agreement and the instruments and documents executed by such party pursuant hereto in any material respect. The provisions of this Article XIX shall survive the Closing.

                                   ARTICLE XX

                                    Captions

     The article and section titles or captions in this Agreement and the Table of Contents and the Schedule of Exhibits prefixed hereto are for convenience only and shall not be deemed to be part of this Agreement.

                                  ARTICLE XXI

                          Governing Law; Construction

     This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of New York applicable to contracts negotiated, executed and to be performed wholly within such State; provided, however, that matters relating to title to the Mall or instruments conveying or affecting such title shall be governed by the laws of the State of Georgia. Each party hereto acknowledges that it was represented by counsel in connection with this Agreement and the transactions contemplated herein, that it and its counsel reviewed and participated in the preparation and negotiation of this Agreement and the documents and instruments to be delivered hereunder, and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or the documents and instruments to be delivered hereunder.

                                  ARTICLE XXII

                               Entire Agreement;
                        No Third Party Beneficiary, etc.

     This Agreement, including all Exhibits, contains the entire Agreement between the parties with respect to the subject matter hereof and supersedes all prior understandings, if any, with respect thereto. The parties have made no representations with respect to the subject matter of this Agreement and have given no warranties with respect to the subject matter hereof except as expressly provided herein and/or expressly provided in the documents delivered at Closing. This Agreement may not be modified, changed, supplemented or terminated, nor may any obligations hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or as otherwise expressly permitted herein. The parties do not intend to confer any benefit hereunder on any person, firm, corporation or other entity other than the parties hereto and their permitted assigns. The provisions of this Article XXII shall survive the Closing or termination of this Agreement.

                                 ARTICLE XXIII

                              Waivers; Extensions

     No waiver of any breach of any Agreement or provision herein contained shall be deemed a waiver of any preceding or succeeding breach thereof or of any other Agreement or provision herein contained. No extension of time for performance of any obligations or acts shall be deemed an extension of the time for performance of any other obligations or acts. Whenever in this Agreement it is provided that a document, such as an estoppel letter or good standing certificate, must be dated within a specified number of days prior to the Closing Date, the reference to be December 12, 1997 and not any date to which such Closing Date may be adjourned pursuant to the provisions of this Agreement or by Agreement of the parties hereto. The provisions of this Article XXIII shall survive the Closing or termination of this Agreement.

                                  ARTICLE XXIV

                                    Pronouns

     All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the parties may require.

                                  ARTICLE XXV

                     Transaction Expenses; Other Expenses;
                           Confidentiality; Indemnity

     SECTION 25.01. Transaction Expenses. Each of Equitable and Purchaser shall pay 50% of the cost of updating the existing survey of the Mall described in
Section 4.01(d), the cost of title insurance ordered by the Purchaser and all endorsements, extended coverage, affirmative insurance and all reinsurance or coinsurance costs in connection therewith (including reasonable attorneys' fees in connection with any legal opinions necessary to obtain the zoning endorsement contemplated by Section 11.05) and all recording fees and charges, transfer taxes payable in connection with the Deeds and transfer of title to the Mall and all sales or similar taxes, if any, on the transfer of the Personal Property and the Intangible Personal Property; provided, however, that Equitable shall pay 100% of any and all recording fees and charges for documents required to remove exceptions to title which do not constitute Permitted Exceptions and/or the cost of causing the Title Company to insure over any such exceptions that Purchaser has agreed in writing may be insured over or that are insured over in accordance with Section 14.01. Equitable shall pay 100% of the fees of the Broker.

     SECTION 25.02. Other Expenses. Subject to Section 25.01, each party shall pay its own expenses in connection with the transactions contemplated in this Agreement, including the fees, disbursements and charges of its own counsel, accountants, consultants, experts and other advisors in connection with the negotiation and preparation of this Agreement and the Closing.

     SECTION 25.03. Confidentiality. Neither Seller nor Purchaser (nor any officer, director, trustee, employee, agent, partner, member or affiliate thereof) shall disclose the existence or contents of this Agreement to any third party without the consent of both of the parties hereto. Prior to the Closing, all information respecting the Mall or Seller's operations or business (including documents, records, analyses, or other data or materials) either furnished to Purchaser or disclosed by Purchaser's due diligence (including all materials prepared by Purchaser based on such information) will be treated confidentially by Purchaser. If the transaction contemplated herein is terminated or does not close, Purchaser will promptly upon Seller's request either deliver all such information to Seller or destroy all such information (without retaining copies thereof) and shall certify in writing to Equitable that it has done so. Nothing contained in this Section shall limit the ability of either party (a) to disclose such information as may be required by law or (b) to disclose information to a party's (or in the case of Purchaser, Corporate Property Investors') partners, officers, shareholders, pension plan participants, trustees, directors, employees, lenders, rating agencies, accountants and lawyers and to other parties who reasonably need to be informed of such matters by a party hereto in order to evaluate the acquisition contemplated herein (but only to the extent necessary in connection therewith). All persons or entities to whom any information which is confidential hereunder is disclosed will first be informed of the confidential nature thereof and shall be instructed to keep such information confidential. No advertisement or other publicity concerning this transaction (including, without limitation, any tombstones or similar advertisements) will be made or disseminated by any party or any broker, and no evidence of or information with respect to the Purchase Price shall be (i) disclosed to third parties except as set forth above or (ii) placed of record in a deed or other instrument unless required by law, in the case of any period before the Closing hereunder without both parties' consent, or in the case of any period after the Closing hereunder, without Purchaser's consent (which consent may be withheld in any such party's sole discretion). Notwithstanding the foregoing, after the Closing, Seller may place tombstone or similar advertisements concerning the transaction contemplated by this Agreement, provided that such tombstone or similar advertisement is prepared in reasonable consultation with Purchaser.

     SECTION 25.04. Indemnity. (a) Seller hereby indemnifies Purchaser (and its affiliates) for, and holds Purchaser (and its affiliates) harmless from and against, all costs, losses, damages, penalties, liabilities and expenses, including without limitation reasonable attorneys' fees and disbursements (collectively, "Losses"), actually imposed upon or incurred by Purchaser (or any affiliate thereof) by reason of claims made by any person or entity for personal injury, death or property damage that arise from actions or omissions of Seller (or any of Seller's agents, employees or representatives) relating to the Mall and occurring prior to the Closing Date.

     (b) Purchaser hereby indemnifies Seller (and its affiliates) for, and holds Seller (and its affiliates) harmless from and against, all Losses actually imposed upon or incurred by Seller (or any affiliate thereof) by reason of claims made by any person or entity for personal injury, death or property damage that arise from actions or omissions of Purchaser (or any of Purchaser's agents, employees or representatives) relating to the Mall and occurring on or after the Closing Date.

     SECTION 25.05. Survival. The provisions of this Article XXV shall survive the Closing or termination of this Agreement.

                                  ARTICLE XXVI

                                   Assignment

     Purchaser shall not, without the prior written consent of Equitable, assign this Agreement or its rights hereunder, in whole or in part, to any other person or entity other than to one or more entities controlled by Corporate Property Investors, a Massachusetts business trust.

                                 ARTICLE XXVII

                                  Counterparts

     This Agreement may be executed in counterparts, each of which (or any combination of which, signed by all of the parties) shall be deemed an original, but all of which, taken together, shall constitute one and the same instrument.

                                 ARTICLE XXVIII

                                  No Recording

     The parties agree that neither this Agreement nor any memorandum or notice hereof shall be recorded or filed in any public records. If Purchaser violates the terms of this Article, Equitable, in addition to any other rights or remedies it may have, may immediately terminate this Agreement by giving notice to Purchaser of its election so to do and, in the event of such termination, Equitable shall be entitled to receive the Deposit from the Escrow Agent as liquidated damages for Purchaser's breach. The provisions of this Article shall not be construed as preventing Purchaser from filing a lis pendens against the Mall in the event it institutes any litigation against Equitable with respect to the transaction provided for herein and, under applicable law, it is entitled to file such lis pendens. The provisions of this Article shall survive the Closing or any termination of this Agreement.


                                  ARTICLE XXIX

                       Prevailing Party's Attorneys' Fees

     In connection with any litigation, including appellate proceedings, initiated by a party hereto against the other party hereto and arising out of this Agreement or any instrument or document executed pursuant hereto, the party adjudicated to be the substantially prevailing party shall be entitled to recover reasonable attorneys' fees and disbursements from the other party. The provisions of this Article shall survive the Closing or the termination of this Agreement.


                                  ARTICLE XXX

                            Waiver of Trail by Jury

     Equitable and Purchaser waive any right to trial by jury of any claim arising under or with respect to this Agreement, whether now existing or hereafter arising. Equitable and Purchaser hereby agree that any such claim shall be decided by a court trial without a jury and that any party hereto may file an original counterpart or a copy of this Section with any court as written evidence of the consent of the other party hereto to waiver of its right to trial by jury.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

                                             SELLER:

                                             THE EQUITABLE LIFE ASSURANCE
                                             SOCIETY OF THE UNITED STATES,

                                               by /s/ Paul A. Mucci
                                                  -------------------------
                                                  Name: Paul A. Mucci
                                                       --------------------
                                                  Title: Investment Officer
                                                        -------------------

                                   PURCHASER:

                                   CPI-PHIPPS LIMITED LIABILITY
                                        COMPANY,

                                   by Corporate Property
                                      Investors, its sole member


                                   by  /s/ J. M. Maloney
                                     ---------------------------------
                                     Name:   J. Michael Maloney
                                     Title:  Senior Vice President



The undersigned hereby
executes this Agreement
solely to evidence its
Agreement to hold the
Deposit and the Income
in accordance with
Section 3.02.

FIRST AMERICAN TITLE
INSURANCE COMPANY


by  /s/ Mindy B. Haas
  ---------------------------
  Name:   Mindy B. Haas
  Title:  Vice President